Exhibit 21

Subsidiaries of OceanFirst Financial Corp.

Name	Jurisdiction
OceanFirst Bank, National Association	United States
OceanFirst Risk Management, Inc.	Nevada
Hooper Holdings, LLC	New Jersey
TRREO Holdings LLC	New Jersey
OceanFirst REIT Holdings, Inc.	Delaware
OceanFirst Management Corp.	New York
OceanFirst Realty Corp.	Delaware
OceanFirst Services, LLC	New Jersey
OFB Reinsurance, Ltd.	Turks and Caicos
CASABA Real Estate Holding Corporation	New Jersey
Cohansey Bridge, LLC	Delaware
OceanFirst Capital Trust I	Delaware
OceanFirst Capital Trust II	Delaware
OceanFirst Capital Trust III	Delaware
Sun Capital Trust V	Delaware
Sun Capital Trust VI	Delaware
Sun Statutory Trust VII	Connecticut
Sun Capital Trust VII	Delaware
Sun Capital Trust VIII	Delaware
Prosperis Financial Solutions, LLC	New Jersey
CBNJ Investments Corp.	New Jersey
Midtown Merger Sub Corp.	New York
Hammerhead Merger Sub Corp.	New Jersey